Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-53638

PRICING SUPPLEMENT NO. 02
Dated January 16, 2002
To the Prospectus Supplement
Dated March 23, 2001
And the Prospectus
Dated January 23, 2001

                              IRT PROPERTY COMPANY
                                MEDIUM TERM NOTES

  UNCONDITIONALLY GUARANTEED BY IRT PARTNERS, L.P., IRT CAPITAL CORPORATION II,
                  IRT MANAGEMENT COMPANY AND IRT ALABAMA, INC.

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Settlement Date (Original Issue Date): . .  January 23, 2002

Maturity Date: . . . . . . . . . . . . . .  January 23, 2012

Principal Amount (in specified currency):.  $25,000,000 (U.S. Dollars)

Type:. . . . . . . . . . . . . . . . . . .  Fixed Rate Senior Notes

Ratings. . . . . . . . . . . . . . . . . .  The Notes have been rated Baa3 by Moody's Investor Service,
                                            Inc. ("Moody's") and BBB- by Standard & Poor's Ratings
                                            Services ("S&P").

Price to Public
(Issue Price per $1,000 Principal Amount):  100%

Agent's Discount or Commission:. . . . . .  $156,250

Net Proceeds to IRT Property Company:. . .  $24,843,750

Interest Rate: . . . . . . . . . . . . . .  7.84%

Record Dates:. . . . . . . . . . . . . . .  January 8 and July 8

Interest Payment Dates:. . . . . . . . . .  January 23 and July 23

First Interest Payment Date: . . . . . . .  July 23, 2002

                                      PS-1
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Redemption:. . . . . . . . . . . . . . . .  The Notes will be redeemable, in whole or from time to time in part, at the option of the Company on any date (a
                                            "Redemption Date"), at a redemption price (the "Redemption
                                            Price") equal to the greater of (i) 100% of the principal
                                            amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of
                                            principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date
                                            on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis
                                            points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date;
                                            provided that installments of interest on Notes which are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Regular
                                            Record Date according to their terms and the provisions of the
                                            Indenture.

                                            "Treasury Rate" means, with respect to any Redemption Date for the Notes, (i) the yield, under the heading which
                                            represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the Board of Governors of the Federal Reserve
                                            System designated as "Statistical Release H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which
                                            establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption
                                            "Treasury Constant Maturities," for the maturity
                                            corresponding to the Comparable Treasury Issue (if no
                                            maturity is within three months before or after the Maturity
                                            Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be
                                            determined and the Treasury Rate shall be interpolated or
                                            extrapolated from such yields on a straight line basis,
                                            rounding to the nearest month), or (ii) if such release (or successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to
                                            maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a
                                            percentage of its principal amount) equal to the Comparable
                                            Treasury Price for such Redemption Date.  The Treasury Rate shall be calculated on the third Business Day preceding the
                                            Redemption Date.

                                            "Comparable Treasury Issue" means the United States
                                            Treasury security selected by the Independent Investment
                                            Banker as having a maturity comparable to the remaining
                                            term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

                                      PS-2
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                                            "Independent Investment Banker" means First Union
                                            Securities, Inc. or its successor, or if such firm is unwilling or unable to select the Comparable Treasury Issue, an
                                            independent investment banking institution of national
                                            standing appointed by the Trustee after consultation with the
                                            Company.

                                            "Comparable Treasury Price" means with respect to any
                                            Redemption Date for the notes (i) the average of four
                                            Reference Treasury Dealer Quotations for such Redemption
                                            Date, after excluding the highest and lowest such Reference
                                            Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

                                            "Reference Treasury Dealer" means each of Credit Suisse
                                            First Boston Corporation, J.P. Morgan Securities, Inc., UBS
                                            Warburg LLC and Merrill Lynch Government Securities, Inc.
                                            and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury
                                            Dealer"), the Company will substitute therefore another
                                            Primary Treasury Dealer.

                                            "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid, and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at
                                            5:00 p.m., New York City time, on the third Business Day
                                            preceding such Redemption Date.

                                            Notice of any redemption by the Company will be mailed not less than 30 days nor more than 60 days before any
                                            Redemption Date to each holder of Notes to be redeemed.  If less than all the notes are to be redeemed at the option of the
                                            Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Notes to be redeemed in whole or in part.

                                            Unless the Company defaults in payment of the redemption
                                            price, on and after any Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

                                      PS-3
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Form of Note (Book-Entry or Certified):. .  Book-Entry

CUSIP No:. . . . . . . . . . . . . . . . .  45005PAB0

Trustee and Paying Agent:. . . . . . . . .  SunTrust Bank, Atlanta, Georgia
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     This  Pricing  Supplement  relates to the issuance and sale by IRT Property
Company of $25,000,000 of Medium Term Notes unconditionally guaranteed by IRT Partners, L.P., IRT Capital Corporation II, IRT Management Company and IRT Alabama, Inc. (the "Notes"), described herein, through First Union Securities, Inc., as agent. It is expected that delivery of the Notes will be made against payment therefore on or about January 23, 2002.

     Capitalized terms used but not defined in this Pricing Supplement shall have the meanings assigned to them in the Prospectus Supplement. Medium Term Notes may be issued by IRT Property Company under Registration Statement No. 333-53638 in an aggregate principal amount of up to $100,000,000 and, to date, including this offering, an aggregate of $75,000,000 of Medium Term Notes have been issued.

                                      PS-4